Exhibit 10.1

CAMCO FINANCIAL CORPORATION

AND AFFILIATES

OFFICER INCENTIVE PLAN

Board Approved: May 14, 2012

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Table of Contents

I.	Plan Objectives

II.	Granting Awards

III.	Payment of Awards

IV.	Controls

V.	Administration

VI.	Amendment and Administration of the Plan

VII.	Recoupment of Incentive Compensation

VIII.	Miscellaneous

IX.	Definitions

X.	Ethics and Interpretation

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CAMCO FINANCIAL CORPORATION AND AFFILIATES

INCENTIVE COMPENSATION PLAN

I.	PLAN OBJECTIVES

The purposes of the Plan are to attract and retain skilled employees, increase organizational and employee performance, promote employee retention and allow personnel costs to vary along with revenues, while appropriately balancing risk and financial rewards.

Incentive compensation arrangements can be useful in the successful management of banking organizations. However, compensation arrangements can provide employees with incentives to take imprudent risks that are not consistent with the long-term health of the organization. Consistent with the foregoing, Awards granted under the Plan are based on the achievement of performance objectives established annually by the Compensation Committee.

When establishing the terms and conditions of Awards, the Compensation Committee generally shall take into account the following principles identified within the Interagency Guidance on Sound Incentive Compensation Policies in an effort to mitigate imprudent risks and seek long-term health of the institution by granting Awards that:

•	Provide employees with incentives that appropriately balance risk and reward;

•	Are compatible with effective controls and risk management; and

•	Are supported by strong corporate governance, including active and effective oversight by the Board.

II.	GRANTING AWARDS

(a)	Selection of Participants. For each Performance Period, the Compensation Committee shall approve those key employees and officers of the Company who have been selected to be Participants for that Performance Period.

(b)	Selection of Performance Objectives. For each Performance Period, the Compensation Committee shall establish:

(i)	Performance objectives based on the Performance Criteria described in Section IX of the Plan that will be used to determine the amount payable with respect to Awards, based on recommendations provided by the Company;

(ii)	The requisite level of achievement (which may include “threshold”, “target” and “maximum” levels) of such performance objectives;

(iii)	The method for determining the amount payable based on the achievement of the performance objectives; and

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(iv)	Any other terms and conditions of the Award, including, without limitation, a requirement that some portion of the Award be payable in the form of equity or that payment be deferred.

Different Performance Criteria may be applied to individual Participants or to groups of Participants and, as specified by the Compensation Committee, may relate to the individual Participant, the Company, one or more Affiliates, or one or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, in each case, as determined by the Compensation Committee in its sole discretion.

(c)	Timing. The Compensation Committee shall establish the performance objectives, the level of achievement and the method for determining the amount payable with respect to Awards before the outcome of such performance objectives is substantially certain, as soon as reasonably practicable.

(d)	Newly Eligible Participants. The eligibility of an employee who become a Participant during a Performance Period to receive an Award under this Plan for such Performance Period shall be determined by the Compensation Committee in its sole discretion.

(e)	Modifying Performance Objectives. Performance objectives relating to such Awards may be calculated without regard to extraordinary items or adjusted, as the Compensation Committee deems equitable, in recognition of unusual or non-recurring events affecting the Company and/or its Affiliates or changes in applicable tax laws or accounting principles.

III.	PAYMENT OF AWARDS

(a)	Determination of Amount Payable. For each Performance Period, the Compensation Committee shall determine the extent to which the performance objectives and other terms and conditions applicable to an Award have been achieved, if at all, and based on this determination, certify the amount payable, if any, with respect to each Award.

(b)	Eligibility for Payment. Except as otherwise determined by the Committee, in order to receive payment with respect to an Award, the Participant must:

(i)	Maintain a performance level of “Expected” or better; and

(ii)	Except as otherwise provided herein, remain an active employee of the Company or an Affiliate on the date that payment is made.

(c)	Effect of Death, Disability or Retirement. Except as otherwise determined by the Committee at the time an Award is granted or thereafter, if a Participant dies, becomes Disabled or Retires prior to the date on which an Award is paid, the Participant’s shall remain eligible for payment with respect to that Award; however, the amount payable with respect to such Award shall be prorated based on the ratio of the number of whole months elapsed during the Performance Period prior to the Participant’s death, Disability or Retirement to the number of whole months in the Performance Period.

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(d)	Negative Discretion. In the sole discretion of the Compensation Committee or Board, the amount actually paid with respect to an Award to a Participant may be less than the amount otherwise payable based on the satisfaction of the performance objectives and other terms and conditions of such Award.

IV.	CONTROLS

(a)	Limitations on Payment. Payments to Participants will be made following an external review and validation of the organization’s financials for the incentive period or any other factors that would impact the financial condition of the organization. No amount will be payable under the Plan if payment with respect to Awards would jeopardize the safety and soundness of Company or any Affiliate.

(b)	Forfeiture of Awards. Participants who, in the sole judgment of the Compensation Committee, have willfully engaged in any activity, injurious to the Company or any Affiliate, including the inappropriate manipulation of performance/financial results, will forfeit any Award earned during the Performance Period during which the termination occurred.

V.	ADMINISTRATION

The Plan shall be administered by the Compensation Committee, which has full power and authority, to the extent not inconsistent with this Plan, to: (a) approve Participants; (b) establish performance objectives, the amount payable and any other terms and conditions with respect to Awards; (c) make any other determinations that the Compensation Committee deems necessary or desirable for the administration of the Plan; and (d) to delegate its administrative duties to one or more persons. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Compensation Committee deems necessary or desirable. Any decision of the Compensation Committee in the interpretation and administration of the Plan shall be made in the Compensation Committee’s sole discretion and shall be final, conclusive and binding on all persons.

The Compensation Committee (and any delegate) shall be indemnified and saved harmless by the Company from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in its defense in the event the Company fails to provide such defense upon the request of the Compensation Committee.

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VI.	AMENDMENT AND ADMINISTRATION OF THE PLAN

The Plan may be terminated or amended by the Compensation Committee or the Board without the consent of any Participant.

The Board or Compensation Committee in its sole discretion, may adjust, modify or cancel payments with respect to Awards to reflect results from regulatory and/or safety and soundness issues.

VII.	RECOUPMENT OF INCENTIVE COMPENSATION

In the event that the Company or an Affiliate is required to prepare an accounting restatement with the Securities Exchange Commission due to error, omission or fraud (as determined by the members of the Board who are considered “independent” for purposes of the listing standards of the NASDAQ), a Participant who holds the position of Senior Vice President or higher may be required to reimburse the Company for all or part of any Award paid to such Participant during the three year period preceding the restatement equal to the amount that payments received exceeded the amount that would have been made based on the restated financial results.

VIII.	MISCELLANEOUS

(a)	No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Participant the right to remain an employee of the Company or an Affiliate, nor does it interfere with the Company’s or an Affiliate’s right to terminate the Participant, with or without case, which right is expressly reserved.

(b)	Non-Transferability. The rights of Participants under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

(c)	Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of Ohio, without regard to any conflicts of laws principles, except to the extent preempted by the laws of the United States of America.

(d)	Entire Plan. This Plan (including any written or electronic communication to a Participant setting forth the terms and conditions of an Award for a Plan Year) constitutes the entire agreement between the Company and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

(e)	Tax Withholding. The Company or an Affiliate, as applicable, shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under the Plan.

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IX.	DEFINITIONS

(a)	Affiliate means any entity that, along with the Company, would be treated as a single employer for purposes of Sections 414(b) or 414(c) of the Code, but modified under any Code section relevant to the purpose for which the definition is applied.

(b)	Award means the right to a payment of compensation pursuant to this Plan based on the achievement of performance objectives established by the Compensation Committee pursuant to this Plan.

(c)	Board means the Company’s board of directors as constituted from time to time.

(d)	Company means Camco Financial Corporation and any successor.

(e)	Compensation Committee means the compensation committee of the Board.

(f)	Code means the Internal Revenue Code of 1986, as amended.

(g)	Disability means a Participant’s eligibility for benefits under the Company’s long-term disability plan.

(h)	Participant means, with respect to each Performance Period, each employee approved for participation by the Compensation Committee.

(i)	Performance Criteria means: (a) revenue; (b) income (including, but not limited to, net earnings, net income, before or after taxes, interest income, non-interest income and fee income); (c) earnings per share; (d) loan, deposit, new market or asset growth; (e) return measures (including return on assets and equity); (f) tangible equity; (g) economic profit added; (h) earnings before or after taxes, interest, depreciation and/or amortization; (i) interest spread; (j) productivity ratios; (k) share price (including, but not limited to, growth measures and total shareholder return); (l) expense targets; (m) credit quality; (n) efficiency ratio; (o) market share; (p) customer satisfaction; (q) asset quality measures (including, but not limited to, non-performing assets, classified assets, Texas Ratio, ALLL etc.; (r) capitalization (including, but not limited to, Tier 1 capital); (s) net income after cost of capital (NIACC); (t) strategic objectives (including, branding, mergers and acquisitions, succession management, dynamic market response, new product build out, expense reduction initiatives, risk management); (u) regulatory compliance; or (v) such other measures as the Committee may select from time to time.

(j)	Performance Period means, unless a different period is established by the Compensation Committee, each 12 month period beginning January 1.

(k)	Plan means this Camco Financial Corporation and Affiliates Incentive Compensation Plan, as it may be amended from time to time.

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X.	ETHICS AND INTERPRETATION:

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the interpretation expressed by the Board will be final, binding and conclusive on all parties.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the Plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Company or an Affiliate, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

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